EXHIBIT 10.3

SIXTH AMENDMENT TO LEASE AGREEMENT

THIS SIXTH AMENDMENT TO LEASE AGREEMENT (the “Sixth Amendment”), is made this 23 day of September, 2013, by TERMINUS VENTURE TIOO LLC, a Delaware limited liability company, as successor to 3280 PEACHTREE I LLC. a Georgia limited liability company (as "Landlord") and AMERICAN TELECONFERENCING SERVICES, LTD. D/B/A PREMIERE GLOBAL SERVICES (as “Tenant").

WITNESSETH:

WHEREAS, Landlord and Tenant did enter into that certain Lease Agreement, dated as of October 28, 2005 (the "Original Lease"), for space (consisting of all of the 9th floor, containing 23,684 square feet of Rentable Floor Area) in that certain building located at 3280Peachtree Road, Atlanta. Georgia (the "Building"), as such space is more particularly described in the Original Lease.

WHEREAS, Landlord and Tenant did enter into that certain First Amendment to Lease Agreement, dated as of July 31, 2006 (the "First Amendment").

WHEREAS, Landlord and Tenant did enter into that certain Second Amendment to Lease Agreement, dated as of March 15, 2007 (the “Second Amendment”).

WHEREAS. Landlord and Tenant did enter into that certain Third Amendment to Lease Agreement, dated as of June 3, 2008 (the "Third Amendment”)

WHEREAS, Landlord and Tenant did enter into that certain Fourth Amendment to Lease Agreement, dated as of August 27, 2008 (the "Fourth Amendment").

WHEREAS, Landlord and Tenant did enter into that certain Fifth Amendment to Lease Agreement, dated as of October 15, 2008 (the “Fifth Amendment").

WHEREAS, the Original Lease, as modified by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment, is herein collectively referred to as the Lease.

WHEREAS, Landlord and Tenant desire to modify and amend the Lease, in the manner and for the purposes herein set forth.

NOW, THEREFORE, for and in consideration of the mutual premises, and for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, paid by the parties hereto to one another, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

1. Defined Terms. All capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

2. Reduction in Size of Demised Premises. Effective as of the earliest date to occur of (i) the date Tenant occupies the Sixth Amendment 8th Floor Expansion Space for the conduct of Tenant's business; or (ii) March 1, 2014 (provided, however, such March I date shall be extended one day for each day that the completion of Tenant's improvements and alterations to the Sixth Amendment 8th Floor Expansion Space is delayed beyond March 1, 2014, due to force majeure or by any act or omission of Landlord or its agents, contractors or employees and Tenant provides notice to Landlord of the existence and nature or cause of any such delay, on a reasonably prompt basis) (the "6th Amendment Commencement Date"), Tenant agrees to deliver to Landlord the portion of the Demised Premises located on the Seventh Floor Space (as defined in the Fifth Amendment), consisting of 9,898 square feet of Rentable Floor Area in accordance with the terms of Section 32 of the Lease. In the event Tenant fails to deliver to Landlord the 7th Floor Reduction Premises on or before the 6th Amendment Commencement Date Tenant shall become a tenant-at-sufferance with respect to the Seventh Floor Space and the terms of the Lease relating to holdover shall be in effect. From and after the 6th

Amendment Commencement Date, the Seventh Floor Space shall no longer be deemed a part of the Demised Premises under the Lease.

3. Increase in Size of Demised Premises: Delivery Requirements. Landlord hereby leases and rents to Tenant and Tenant hereby leases and rents from Landlord, an additional 15,866 square feet of Rentable Floor Area on the eighth (8th) floor of the Building (the "Sixth Amendment 8th Floor Expansion Space"), known as "Suite 800", as shown on Exhibit "A", attached hereto and by this reference incorporated herein. Landlord and Tenant acknowledge and agree that as of the 6th Amendment Date Commencement Date, the incremental increase in the Rentable Floor Area of the Demised Premises shall be 5,968 square feet (the "Incremental Increase Space"), and the square feet of Rentable Floor Area of the entire Demised Premises, which was 31,502 square feet of Rentable Floor Area, shall be 37,470 square feet of Rentable Floor Area. The Sixth Amendment 8th Floor Expansion Space shall be and be deemed to be a part of the Demised Premises leased under the Lease, on the terms set forth therein, except to the extent of the specific terms as set forth in this Sixth Amendment.

Subject to gaining possession from the current tenant of the Sixth Amendment 8th Floor Expansion Space, Landlord agrees to deliver the Sixth Amendment 8th Floor Expansion Space to Tenant on or before November 1, 2013 (the "Delivery Date"), in its current "as is, where is" condition, except to the best of Landlord's knowledge, information, and belief: (i) the Sixth Amendment 8th Floor Expansion Space was code compliant when it received its current certificate of occupancy; (ii) all building systems serving the Sixth Amendment 8th Floor Expansion Space will be in good working order, (iii) the Sixth Amendment 8th Floor Expansion Space will be free of prior occupants' personal property, (iv) the common areas on the 8th floor of the Building shall be in compliance with by any applicable governmental requirements; and (v) the previous tenant's cabling and wiring will be uncut in the LAN room and labeled in some traceable manner from previous tenant's patch panels inside their LAN Room and disconnected or uncut as close as possible to each face plate at each drop location (office, conference room and cubicles). Landlord, to the extent required in order for Tenant to obtain a Certificate of Occupancy for the Sixth Amendment 8th Floor Expansion Space, shall make any repairs and improvements to the Sixth Amendment 8th Floor Expansion Space and to the common areas on the 8th floor of the Building to comply with items (i) through (iv) of this Paragraph 3.

In the event the De livery Date does not occur on or before November 1, 2013, except for a delay caused by any act or omission of Tenant or its agents, contractors or employees, the 6th Amendment Date Commencement Date shall be extended one (1) day for each day of delay.

Additionally, in the event Land lord fails to deliver the Sixth Amendment 8th Floor Expansion Space to Tenant in its as is, where is condition on or before April 30, 2014, and such failure is not due to force majeure or delays caused by Tenant or its agents, contractors or employees, then either party will be entitled to terminate this Amendment with written notice to the other party, and neither party will have any further liability under this Amendment. The parties acknowledge and agree that "force majeure'' as used herein shall not mean Landlord's failure to obtain occupancy of the Sixth Amendment 8th Floor Expansion Space from the prior tenant.

4. Expansion Base Rental Due from Tenant. (a) Base Rental shall be due from Tenant, and Tenant hereby covenants and agrees to pay Base Rental, as follows:

(a) For the Incremental Increase Space in the Sixth Amendment 8th Floor Expansion Space
6th Amendment Commencement Date - February 28, 2015	$22.00 per square foot of Rentable Floor Area
March 1, 2015- February 29, 2016	$22.61 per square foot of Rentable Floor Area
March 1, 2016 - February 28, 2017	$23.23 per square foot of Rentable Floor Area
March 1, 2017 - February 28, 2018	$23.87 per square foot of Rentable Floor Area
March 1, 2018 - August 31, 2018	$24.52 per square foot of Rentable Floor Area

(b) For the balance of the Sixth Amendment 8th Floor Expansion Space (i.e., 9,898 square feet of Rentable Floor Area), Tenant shall continue to pay to Landlord Base Rental at the rates provided in the Fifth Amendment for the Seventh Floor Space.

(c) Notwithstanding anything contained herein to the contrary, Landlord agrees to abate certain installments of monthly Base Rental and Tenant's Forecast Additional Rental coming due and payable under the Lease with respect to the Incremental Increase Space only commencing on the 6th Amendment Commencement Date in the amount of the monthly Base Rental and Tenant's Forecast Additional Rental payments due each month with respect to the Incremental Increase Space for months 1 through 6 (inclusive) of the Lease Term following the 6th Amendment Commencement Date. Notwithstanding anything in this section to the contrary, Tenant shall have no right to any such abatement of Base Rental and Tenant's Forecast Additional Rental at any time after an event of default has occurred, is continuing, and the Lease has been terminated due to such default by Tenant. then Tenant shall, promptly upon demand, pay Landlord an amount equal to the unamortized amount of all Base Rental, Tenant's Forecast Additional Rental and Tenant's Additional Rental theretofore abated, amortized without interest on a straight line basis over the Lease Term, from the date each such installment of Base Rental, Tenant's Forecast Additional Rental and Tenant's Additional Rental was originally due to the date of payment. Such obligation of Tenant to pay abated Base Rental, Tenant's Forecast Additional Rental and Tenant's Additional Rental upon an uncured event of default shall be independent of and in addition to Landlord's other rights and remedies available under the Lease or at law or in equity.

5. Additional Rental. Tenant's Additional Rental and Tenant's Forecast Additional Rental shall be charged to and be due and payable from Tenant with respect to the Sixth Amendment 8th Floor Expansion Space and the Demised Premises leased under the Lease, for the Term, on the same terms and conditions as is set forth in the Lease.

6. Tenant Improvement Allowance and Other Improvements. (a) Landlord shall provide to Tenant an allowance for the Incremental Increase Space of Thirty-three and No/100 Dollars ($33.00) per square foot of Rentable Floor Area therein, or $196,944.00 in the aggregate (the "Incremental Increase Space Allowance"). Tenant shall have the right to use the Incremental Increase Space Allowance on any portion of the Demised Premises; provided, however that any portion of the Incremental Increase Space Allowance which remains unused as of December 31, 2014 shall be retained by Landlord. All such work shall be performed in accordance with the terms of the work letter attached as Exhibit "C" to this Sixth Amendment (the "6th Amendment Work Letter"). Tenant's build out of and improvements of the Sixth Amendment 8th Floor Expansion Space shall be performed in accordance with and subject to the terms of the 6th Amendment Work Letter. The Incremental Increase Space Allowance shall be paid to Tenant within thirty (30) days after Tenant has presented to Landlord reasonable evidence of any hard or soft costs incurred by Tenant and relating to improvements or alterations made or being made to the Demised Premises (including, but not limited to, the Sixth Amendment 8th Floor Expansion Space or any other portion of the Demised Premises in the Building), including, but not limited to, any such costs incurred prior to the date of this Sixth Amendment. Tenant shall have the right to require payments of the Incremental Increase Space Allowance on a monthly basis.

(b) Landlord has previously approved Tenant's installation of carpeting within the internal stairwell # 1 (the western most stairwell located adjacent to the restrooms) between the 7th and 8th Floors of the Building at Tenant's sole cost and expense. The installation of the carpeting between the 7th and 8th Floors of the Building shall be in accordance with the specifications for such carpet delivered to Landlord prior to the date of the Sixth Amendment and shall be subject to all applicable building codes, regulations and governmental approvals required for the installation of such carpeting, including, but not limited to approval of the Fire Marshall having jurisdiction over the Building. In addition, Landlord has approved Tenant's right to install on the floors where Tenant occupies a full floor, at Tenant's sole cost and expense, building card access readers with the Tenant's logo imprinted on them in the form and style approved by Landlord.

(c) For so long as Tenant or Tenant's parent, subsidiary, or affiliate occupies the entire 8th Floor of the Building, Tenant shall be permitted to install on the elevator button panels on the interior of the elevators a signage button adjacent to the 8th Floor elevator button with Tenant's name or logo imprinted on such signage button, provided that such signage complies with all Legal Requirements and has been approved by Landlord.

7. Term. The Lease Term for the Sixth Amendment 8th Floor Expansion Space shall be coterminous with the Lease Term under the Lease, commencing on the 6th Amendment Commencement Date and ending, unless sooner terminated, extended or renewed in accordance with the terms of the Lease, on August 31, 2018.

8. Parking: Parking Permits. In addition to the parking permits and parking rights provided to Tenant under the Lease, in connection with and as a part of the lease by Tenant of the Sixth Amendment 8th Floor Expansion Space, effective as of the date this Sixth Amendment i s executed by Landlord and Tenant, Tenant shall be entitled to be provided (i) twelve (12) additional Parking Permits, for the "Tenant Parking" area of the Building's parking facilities' and (ii) twenty (20) additional Parking Permits for the parking facilities located on the Grand Hyatt property located adjacent to the Building as follows:

(a) One hundred percent (100%) of such Parking Permits provided to Tenant within the "Tenant Parking'' area of the Building's parking facilities with respect to the Sixth Amendment 8th Floor Expansion Space will entitle each holder thereof to park in an unassigned parking space in the "Tenant Parking" area in the Building's parking facilities, and the initial fee for such

Parking Permits will be Seventy-Eight and 54/100 Dollars ($78.54) per Parking Permit per month, such fee subject to increase as provided below.

(b) With respect to the additional Parking Permits for the parking facilities located on the Grand Hyatt property adjacent to the Building, Tenant agrees to pay the Parking Operator for the Grand Hyatt property Eighty Five and No/1 00 Dollars ($85.00) per Parking Permit per month through the last day of the Lease Term. Tenant recognizes and agrees that the hours for parking within the Grand Hyatt property are 6:00 a.m. to 7:00 p.m. Monday-Friday and on weekends. Tenant shall have the right to allow any of Tenant's employees using the parking facilities located on the Grand Hyatt property to re-locate to the unassigned parking spaces located in the "Tenant Parking" area in the Building's parking facilities between the hours of 6:30 p.m. and 7:00 p.m. Monday-Friday and on weekends at no additional charge to Tenant; provided, however, Landlord reserves the right to terminate such right by providing written notice of termination of such right to Tenant not less than thirty (30) days prior to such termination.

Tenant agrees to pay to Landlord (or to Landlord's Parking Operator as provided below, if applicable) the parking fees for all such Parking Permits on a monthly basis, together with each monthly installment of Base Rental, commencing on the Rental Commencement Date and thereafter throughout the Lease Term. The rates for all Parking Permits within the Building parking facilities will increase as of .January 1, 2014, and as of the first day of each succeeding calendar year, at the rate of three percent (3%) per year on a compounded basis; provided, however, that every three (3) years, starting with calendar year 2015, the cost due for the Parking Permits within the Building shall be adjusted to the "Market Parking Rate", as described in Article 55(e) of the Lease. Tenant will have the right to assign any of its Parking Permits within the Building parking facilities only to any permitted assignees or sublessecs under this Lease.

9. No Additional Expansion Rights. Notwithstanding anything contained in the Lease to the contrary, from and after the date of this Sixth Amendment, Tenant shall have no additional expansion rights, rights to negotiate, options, rights of first refusal or rights or first offer remaining under the Lease and all such rights or options referenced in the Lease are null and void and of no further force or effect.

10. Demolition of Gym Area of Demised Premises. Notwithstanding anything contained in the Lease to the contrary, Tenant shall not be required to return the gym area (fitness area and the dedicated bathroom/shower) constructed by Tenant within the Demised Premises on the 9th Floor of the Building to an office condition upon the expiration of the Lease Term. Tenant shall be responsible, at Tenant's sole cost and expense for demolishing those portions of the gym area as are more particularly shown and described on Exhibit "C-2", including removal of lockers, flooring, the mirror wall, the bathroom faucets, and shower facilities. Such demolition shall also include removal of the plumbing (including fixtures) and restoration of the cores and removal of all non-Base Building pipes up to the point of origination from the Base Building stack. In lieu of Tenant performing this demolition work, Landlord will at Tenant's request, obtain three (3) separate quotes for the foregoing demolition and Tenant shall provide to Landlord funds in the amount of the lowest bid on or prior to thit1y (30) days before the end of the Lease Term. For the avoidance of doubt, the term "demolish," as used in this Section 10 shall mean that Tenant shall return said portions of the gym area to the Base Building condition by removing the aforementioned finishes, but surrendering the walls and ceilings in their current "as is, where is" condition.

11. Consent of Guarantor. Tenant shall cause the guarantor of the Original Lease to execute and deliver to Landlord the Acknowledgement, Consent and Reaffirmation of Guarantor of Lease, attached hereto as Exhibit "B", by this reference incorporated herein, with the execution and delivery of this Sixth Amendment. The delivery of this document is a material inducement to Landlord, without which Landlord would not have executed and delivered this Sixth Amendment.

12. Brokers. COUSINS PROPERTIES INCORPORATED ("CPI") REPRESENTED LANDLORD IN THIS TRANSACTION. COLLIERS INTERNATIONAL - ATLANTA ("CC'") REPRESENTED TENANT IN THIS TRANSACTION. CPI AND CC ARE ENTITLED TO A LEASING COMMISSION FROM LANDLORD BY VIRTUE OF THIS SIXTH AMENDMENT, WHICH LEASING COMMISSION SHALL BE PAID BY LANDLORD TO SAID BROKERS IN ACCORDANCE WITH THE TERMS OF SEPARATE AGREEMENTS BETWEEN LANDLORD AND CPI AND CC, RESPECTVELY. Tenant hereby authorizes Broker(s) and Landlord to identify Tenant as a tenant of the Building and to state the amount of space leased by Tenant in advertisements and promotional material s relating to the Building. Tenant represents and warrants to Landlord that (except with respect to any Broker[s] identified hereinabove) no broker, agent, commission salesperson, or other person has represented Tenant in the negotiations for and procurement of this Sixth Amendment and that (except with respect to any Broker[s] identified hereinabove) no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person as a result of any act or agreement of Tenant. Tenant agrees to indemnify and hold Landlord harmless from all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorneys' fees and court costs) suffered or incurred by Landlord as a result of a breach by Tenant of the representation and warranty contained in the immediately preceding sentence or as a result of any claim for any fee, commission or similar compensation with respect to this Lease made by any broker, agent or finder (other than the Broker[s) identified hereinabove) claiming to have dealt with Tenant, whether or not such claim is meritorious. Landlord represents and warrants to Tenant that (except with respect to any Broker[s] identified hereinabove) no broker, agent, commission salesperson, or other person has represented Landlord in the negotiations for and procurement of this Sixth Amendment and that (except with respect to any Broker[s] identified hereinabove) no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person as a result of any act or agreement of Landlord. Landlord agrees to indemnify and hold Tenant harmless from all loss, liability, damage, claim, judgment. cost or expense (including reasonable attorneys' fees and court costs) suffered or incurred by Tenant as a result of a breach by Landlord of the representation and warranty contained in the immediately preceding sentence or as a result of any claim for any fee, commission or similar compensation with respect to this Lease made by any broker, agent or finder (other than the Broker[s] identified hereinabove) claiming to have dealt with Landlord, whether or not such cl aim is meritorious.

13. Rent from Real Property. Landlord and Tenant agree that all rental payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of the Lease, shall qualify as "rents from real property" within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the "Code") and the U.S. Department of Treasury Regulations promulgated thereunder (the "Regulations"). In the event that Landlord, in its reasonable discretion. determines that there is any risk that all or part of any rent shall not qualify as "rents from real property" for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (i) to cooperate with Landlord, at Landlord's sole cost and expense, by entering into such amendment or amendments as Landlord reasonably determines will cause all rents to qualify as "rents from real property," and (ii) to permit an assignment of this Agreement; provided, however, that any adjustments required pursuant to this paragraph shall be made so as to produce the equivalent rental (in economic terms) payable prior to such adjustment and shall have no material adverse effect on Tenant.

14. Unrelated Business Transaction Income. If Landlord is advised by its advisors or otherwise determines that all or any portion of the monies paid by Tenant to Landlord hereunder are, or may be deemed to be, unrelated business income within the meaning of the United States Internal Revenue Code or regulations issued thereunder, then Tenant, at Landlord's sole cost and expense, shall execute documents or instruments reasonably necessary to effect an amendment or amendments, provided that no such amendment shall result in Tenant having to pay more money on account of its occupancy of the Premises under the terms of the Lease, as so amended, and provided further that no such amendment shall result in Tenant having greater obligations or receiving less services that it previously obligated for or entitled to receive under the Lease, or services of a lesser quality, other than to a de minimis extent.

Any services which Landlord is required to furnish pursuant to the provisions of the Lease may, at Landlord's option, be furnished from time to time, in whole or in part, by employees of Landlord or Landlord 's managing agent or its employees or by one or more third persons hired by Landlord or the Landlord 's managing agent. Tenant agrees that upon Landlord 's written request it will enter into direct agreements with the Landlord's managing agent or other parties approved by Landlord for the furnishing of any such services previously required to be furnished by Landlord hereunder, in the form and content reasonably approved by Tenant, provided however that no such contract shall result in Tenant having to pay more money on account of its occupancy of the Premises under the terms of the Lease, and provided further that no such contract shall result in Tenant having greater obligations or receiving less services than it is presently obligated for or entitled to receive under the Lease or, services of a lesser quality. Notwithstanding the foregoing to the contrary, in no event shall Landlord be released of its obligation to furnish services pursuant to the provisions of the Lease irrespective of whether Tenant enters into any agreements with employees of Landlord or Landlord 's managing agent or its employees or with one or more third persons hired by Landlord or the Landlord's managing agent.

15. No Other Modifications. Except as expressly modified herein, the Lease shall remain in full force and effect and as modified herein, is expressly ratified and confirmed by the parties hereto. There is no default; event of default or failure to comply with the terms of the Lease by either party hereto.

16. Legal Representatives. Successors and Assigns. This Sixth Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns.

17. Georgia Law. This Sixth Amendment shall be construed and interpreted under the laws of the State of Georgia.

18. Time of Essence. Time is of the essence of this Sixth Amendment.

IN WITNESS WHEREOF. the parties have hereunto set their hands and seals as of the day, month and year first above written.

"LANDLORD":

TERMINUS VENTURE TIOO LLC,
a Delaware limited liability company

By:    Terminus Office Holdings LLC,
a Delaware lin1ited liability company,
its Sole Member

By:	Cousins Properties Incorporated its Managing Member

By: /s/ Colin Connolly
Name: Colin Connolly
Title: SVP

“TENANT”

AMERICAN TELECONFERENCING SERVICES, LTD.
D/B/A PREMIERE GLOBAL SERVICES

By: /s/ Douglas Noe
Name: Douglas Noe
Title: SVP, Corporate Controller and Treasurer

Attest: /s/ Eric Diethorn
Name: Eric Diethorn
Title: Director of Corporate Real Estate

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